Exhibit 10.13

MetLife®
Agreement to Protect Corporate Property
All of the protections described in this Agreement apply to MetLife, Inc., its past, present and future affiliates and each of their successors and assigns (collectively, "MetLife" or "the Company"). This Agreement is presented to me in anticipation of my becoming employed by MetLife. In the event that I do not actually become employed with MetLife, this Agreement will be of no force and effect. In consideration of my employment with MetLife, the new and updated access that I will be given to MetLife's intellectual property, MetLife's Confidential Information and MetLife's Proprietary Property (as defined below), and the specialized training and resources regarding MetLife's business, customers and practices that MetLife will provide to me, and intending to be legally bound, I agree as follows:

1.
Duty of Loyalty: I understand and agree that during the course of my employment with MetLife, I owe a duty of loyalty to the Company, which prohibits me from engaging in any act or omission that is adverse to the interests of the Company, except as permitted by law or required by legal process. This prohibition includes but is not limited to interfering with MetLife's business or trying to disrupt MetLife's business or operations, including such conduct as engaging in any activity that interferes with the performance of my duties during my employment, interferes with the duties of other MetLife employees, statutory employees or independent contractors, diverts any business, customers or employees away from MetLife, is reasonably deemed by MetLife to be harmful to the business, reputation or goodwill of MetLife, is in violation of this Agreement, is otherwise contrary to the interests of MetLife, and/or is recognized by any applicable statute, regulation or common law as constituting a breach of the duty of loyalty to my employer.

2.
Confidential Information and Proprietary Property: "Confidential Information" means, without limitation, all information and data provided or made available to me by MetLife, or used by me in the course of performing my duties as an employee of MetLife, that is non-public and/or proprietary, including without limitation all information related to (a) MetLife's employees, customers, and third-party contractors; and (b) MetLife's operations, business plans, pricing, financial information, methods, processes, code, data, lists (including customer lists), inventions, improvements, know-how, business methods, processes, techniques, apparatus, statistics, programs, research, development, information technology, network designs, passwords, sign-on codes, and usage data. Notwithstanding the foregoing, Confidential Information excludes information that is generally known or disclosed to the industry through no breach of this Agreement by me or other wrongful act or omission by me or any other person. "Proprietary Property" means, without limitation, property (whether tangible or intangible) owned by or licensed to MetLife, including all MetLife Intellectual Property (as defined below), all premises, proprietary equipment, supplies and other material provided or made available to me by MetLife, or used by me in the course of performing my duties as an employee of MetLife. All Confidential Information and Proprietary Property shall be and remain the sole and exclusive information and/or property of MetLife, as applicable.

3.
Proprietary Rights: I agree that any invention, modification, discovery, design, development, improvement, process, program, work of authorship, document, formula, data, technique, knowhow, trade secret or intellectual property right whatsoever or any interest therein (whether or not protectable under patent, copyright, trademark or similar statutes) made, invented or conceived by me (alone or jointly with others) during my employment with MetLife and for six (6) months thereafter that: (a) relate to the business of MetLife or any customer of or supplier to MetLife or any of the products or services being developed, marketed, distributed or sold by MetLife or which may be used in relation therewith; or (b) results from tasks assigned to me by MetLife or work performed by me for MetLife; or (c) results from the use of Confidential Information and/or Proprietary Property, shall be considered the sole and exclusive property of

MetLife and its assigns ("MetLife Intellectual Property"). The only exception to the preceding shall be in the event that an officer at least at the level of a Senior Vice President in charge of my department agrees to some other arrangement in writing. I agree to inform MetLife promptly and fully of all MetLife Intellectual Property made or conceived by me or jointly with others. I further agree that any copyrightable works falling within the definition of MetLife Intellectual Property shall be considered "Works Made for Hire," as defined by U.S. Copyright laws, and shall be owned by and for the express benefit of MetLife. To the extent that any MetLife Intellectual Property does not automatically, by operation of law, constitute a "Work Made for Hire," I irrevocably transfer and assign to MetLife (or, to the extent not transferable, waive) all right, title and interest in and to that MetLife Intellectual Property for all forms and media, whether or not now existing, throughout the world, including, without limitation, any right to collect for past damages for the infringement or unauthorized use of such MetLife Intellectual Property. I waive, to the fullest extent permitted by law, all of my "moral rights" (i.e., accreditation rights to visual works such as videos, images, graphics, etc.) with respect to MetLife Intellectual Property assigned or transferred to MetLife. Promptly, upon the request of MetLife and at MetLife's expense, I will, during the course of my employment and thereafter, provide cooperation and assistance to MetLife in the preparation, prosecution, perfection and defense of any MetLife Intellectual Property.

4.
Protection and Non-Assignment of MetLife Property: I will maintain adequate and current records of all Confidential Information and Proprietary Property (including MetLife Intellectual Property) created by me or provided to me. I further agree that during my employment and after the termination of my employment, I will not disclose to any third party Confidential Information or Proprietary Property, except as authorized by MetLife, and I will comply with MetLife's policies regarding record keeping, non-disclosure, safe-keeping and retention of Confidential Information and/or Proprietary Property (including MetLife Intellectual Property). I represent and warrant that I am not a party to any contract relating to the granting or assignment to any party (other than MetLife) of any interest in MetLife Intellectual Property, Confidential Information and/or Proprietary Property except insofar as copies of such contracts, if any, have been supplied to and accepted by MetLife. I further represent and warrant that the Confidential Information and Proprietary Property created by me and MetLife's use of such Confidential Information and Proprietary Property, does not and will not violate, infringe or misappropriate any intellectual property and/or confidential information rights of any third party or the laws or regulations of any governmental or judicial authority.

5. Non-Interference: For 18 months following the termination of my employment with MetLife for any reason, I will not, directly or indirectly divert business away from MetLife or seek to have any MetLife customer, person or organization reduce, lapse or terminate any financial products or services obtained from or through MetLife, in such circumstances where I serviced, contacted, solicited or sold to such customer, person or organization, or supervised any MetLife employee in connection with such customer, person or organization during the course of my employment with MetLife, or for whom I possess or have possessed any Confidential Information MetLife Proprietary Property regarding MetLife's services to such customer, person or organization.

6.
Non-Solicitation: For 18 months following the termination of my employment with MetLife for any reason, I will not, directly or indirectly induce, divert, recruit, encourage or attempt to influence anyone in the employ of MetLife (hereinafter "Employee"), or who is a party to a Senior Partner Contract (055 Contract), any New England Financial Agent Contract or Retired Agent Contract (hereinafter "Independent Contractor") to reduce, lapse or terminate his or her employment and/or business relationship with MetLife. For example, I will not inform an Employee or Independent Contractor of a job opportunity with me or any other company or entity, or suggest that any person or entity contact an Employee or Independent Contractor to discuss or mention such a job opportunity. I also will not interview an Employee or Independent Contractor for a job, or offer,

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authorize, approve or agree to hire an Employee or Independent Contractor for any job opportunity with me or any other company.

7.
Non-Disparagement: I will not make statements that damage, disparage or otherwise diminish the reputation and business practices of MetLife and its affiliated entities, and its and their current and/or former officers, agents, directors and employees. This includes statements made verbally, in writing or electronically. The only exception is if I am compelled by a court of law or I am otherwise permitted or authorized to do this pursuant to legal or administrative process.

8.
Agreement is Reasonable and Necessary to Protect MetLife's Legitimate Business Interests: I acknowledge and agree that: (1) the restrictions set forth in this Agreement are reasonable and necessary for the protection of MetLife's legitimate business interests in the intensely competitive insurance, securities, advisory services, retail banking and financial services industries, including without limitation MetLife's longstanding relationships with customers, and are reasonable and necessary to protect MetLife's Intellectual Property, Confidential Information and Proprietary Property (including MetLife Intellectual Property), in which MetLife has invested significant time and money; and (2) but for my employment by MetLife, I would not have access to such Confidential Information and/or Proprietary Property.

9.
Presentation of Agreement to Subsequent Employers: For a period of 18 months following the termination of my employment with MetLife for any reason, I will present a copy of this agreement to each of my subsequent employers or affiliations, and I will inform MetLife promptly of the identity of any such employers or affiliations. I hereby authorize MetLife to present a copy of this Agreement to such employers or affiliations.

10.
Return of Property: Upon the termination of my employment with MetLife for any reason or at any other time requested by MetLife, I shall immediately deliver to MetLife or its designee all MetLife Confidential Information and/or MetLife Proprietary Property (including MetLife Intellectual Property), and all copies thereof in whatever format stored, in my possession, custody or control including, but not limited to any computing device provided to or used by me during the course of my employment with MetLife, including, desk top or laptop computers, mobile devices, USBs, disks, drives, memory devices, telephones, personal digital assistants, or other electronic media. I understand that MetLife will return any computing devices purchased by me or a third party on my behalf after wiping the computing devices clean of all MetLife software and information.

11.
Geographic Scope: I acknowledge that the business of MetLife is conducted in all states and in certain foreign countries and that the employees of MetLife and its affiliated entities are working to further the interests of MetLife in those states and foreign countries. I also acknowledge that the Confidential Information or Proprietary Property (including MetLife Intellectual Property) I obtain in the course of my employment involves and affects MetLife's activities in all states and in those foreign countries in which it conducts its business. Therefore, it is not appropriate or feasible for MetLife to establish geographic limitations on the restrictions to which I am now agreeing. Accordingly, I agree to abide by these restrictions in all states and in those foreign countries in which MetLife is conducting business at the time that my employment terminates, or in any state or foreign countries where MetLife is planning to conduct business and I was or am in possession of any MetLife Intellectual Property, Confidential Information and/or Proprietary Property relating to such plans.

12.
Injunctive Relief and Attorney's Fees: I acknowledge that if I violate any provision of this Agreement, MetLife will suffer irreparable harm. Therefore, in addition to any other rights or remedies of MetLife, MetLife will have the right to obtain an injunction without posting a bond enjoining any such violation. If MetLife succeeds in any lawsuit or proceeding against me brought to enforce this Agreement, or to establish damages sustained by MetLife as a result of my

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violation of this Agreement, I will reimburse MetLife's attorney's fees and costs, as these may be fixed by the court in which MetLife sues me or brings a proceeding against me.

13.
Tolling Provision: In the event that I violate any of the post-employment restrictions of this Agreement, the eighteen (18) month time period of the post-employment restrictions set forth in Sections 5, 6, and/or 9 above shall be extended for a period of time equal to the time between the start of the eighteen (18) month period and the date of the last violation. Such extension does not in any way operate to limit the types of remedies available to MetLife to address any violation of this Agreement.

14.
Entire Agreement, Severability and No Waiver: This document is the entire agreement between me and MetLife with respect to the contents contained herein. No previous promises or agreements, oral or written, including any prior Agreements to Protect Corporate Property with MetLife, will remain in effect. I further agree that my signature on any subsequent agreement with MetLife shall not impair the enforcement of these provisions, unless such subsequent agreement is in writing and expressly identifies this Agreement. If any provision of this Agreement is invalidated in any jurisdiction either by statute or by a court, it is the parties' intention that such provision will be deemed modified to comply with the law or deemed stricken from this Agreement, if that is necessary to comply with the law. If any provision is stricken for this reason, however, the remainder of this Agreement remains in effect. This Agreement cannot be waived by MetLife unless agreed to in writing by an officer of MetLife at least at the level of a Senior Vice President. Failure to strictly enforce any provision of this Agreement shall not operate as a waiver of such provision or release either party from its obligation to perform strictly in accordance with such provision.

I have carefully read this Agreement and I understand it. I acknowledge that I have been given a copy of this Agreement.
Signature: _/s/ Esther S. Lee______
Print Name: __Esther S. Lee______
Employee ID #: __[redacted]______
Dept: __Global Brand & Marketing__
Date: __1/12/15________________

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